Exhibit 32
Officers' Section 1350 Certifications
Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the “Company”), hereby certifies that (i) the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2012 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2012 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: July 10, 2012	/s/ Stuart A. Miller
	Name:	Stuart A. Miller
	Title:	Chief Executive Officer
Date: July 10, 2012	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer